Exhibit 10.16

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered in to between ViraCyte Inc. (“Company”) and Agustin Melian (“Employee”). This Agreement is effective as of March, 21, 2019 (“Effective Date”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.    Position and Duties. As of a mutually agreeable start date the Company will employ Employee as the Chief Medical Officer and Head of Global Medical Sciences of the Company. Employee will report to the Chief Executive Officer of the Company (the “CEO”) and will render such business and professional services in the performance of his duties consistent with Employee’s position, as shall reasonably be assigned to him by the CEO or the Company’s Board of Directors (the “Board”). Employee’s employment shall begin on the Effective Date.

2.    Service to the Company. Except as otherwise specified herein, employee will be expected to devote his full working time and attention to the business of the Company, and will not render services to any other business without the prior approval of the Board or directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company; provided, however, that Employee may continue to serve on the boards of directors and advisory boards on which he presently serves, all of which have been disclosed to the Company and may serve on additional boards (whether advisory or boards of directors) with the prior approval of the Board, not to be unreasonably withheld. The Company acknowledges that Employee is a party to a consulting agreement with ElevateBio Management, Inc., (“ElevateBio”) and will devote a portion on of his working time to ElevateBio and its subsidiaries and affiliates. Employee will also be expected to comply with and be bound by the Company’s operating policies procedures and practices that are from time to time in effect during the term of his employment and are provided to Employee.

3.    At Will Employment. Employee and the Company understand and acknowledge that Employee’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time with or without cause and with or without notice.

4.    Compensation and Benefits.

1.1.    Base Salary. While employed by the Company pursuant to this Agreement, the Company shall pay the Employee an annual base salary of $435,000 (as adjusted from time to time in accordance with the terms hereof the (“Base Salary”), payable in accordance with the Company’s normal payroll practices. The Board shall periodically review (at least annually) Employee’s Base Salary, provided that any changes thereto shall be determined by the Board in its sole and absolute discretion. Should ElevateBio terminate the consulting agreement referenced in Section 4 for any reason other than for cause in consideration for the additional time Employee will devote to ViraCyte matters ViraCyte agrees to increase Employee’s salary in an amount equal to Employee’s annual consulting payment not to exceed 25% of Employee’s then-current salary.

1.2.    Corporate Objectives Bonus. Employee will be eligible to receive an annual cash bonus with a target bonus opportunity of 35% of Employee’s then current Base Salary (the “Target Annual Bonus”), upon the achievement of annual corporate performance goals determined by the Board. Annual corporate performance goals shall be deter-mined no later than the end of January of the performance year, which generally shall be coincident with the calendar year. The Board at its sole discretion, may increase Employee’s Annual Bonus or award an additional bonus to the Employee for extraordinary service to the Company. To receive payment of any bonus Employee must be employed by the Company at the time bonuses are paid.

1.3    Employee Benefits. Employee shall be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental vision and long-term disability insurance benefits and arrangements, as are made available by the Company to its other senior executives, subject to the terms and conditions thereof.

1.4    Vacation. Employee will be entitled to paid vacation (in addition to Company holidays) pursuant to the terms of the Company’s vacation policy as may exist from time to time.

5.	Equity Matters.

1.1.    Initial Award. Employee will be eligible to receive 791 843 shares of the common stock of the Company (“Initial Award”), subject to the terms as set forth in the Company’s 2018 Equity Incentive Plan as well as Employee’s execution of the Viracyte Inc. Restricted Stock Agreement (the “RSA”).

1.2.    Annual Award. Subject to approval of the Board commencing on January 1, 2020, Employee will be eligible to receive an annual equity award in the form and amount determined by the Board or the Compensation Committee of the Board (the “Committee”) in a manner consistent with the then prevailing practices of the Company’s industry.

1.3.    Vesting. Pursuant to the terms of the RSA the Initial Award is subject to the following vesting schedule: 25% of the shares shall vest on the 12-month anniversary of the vesting start date and an additional 6.25% of the shares shall vest on each 3-month anniversary of the Vesting Start Date thereafter. Notwithstanding the foregoing, in the event that there is a Sale Event (as that term is defined in the Viracyte, Inc. 2018 Equity Incentive Plan) during the period of Recipient’s employment then all unvested equity awards held by Employee at the time of such Sale Event shall accelerate in vesting and as applicable become fully vested and exercisable and all stock options will remain exercisable thereafter in accordance with the terms of the applicable award agreement.

Equity awards are also subject to accelerated vesting pursuant to the terms of Section 9 of this Agreement.

6.    Expenses. The Company will, in accordance with applicable Company policies and guidelines reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with his performance of services on behalf of the Company.

7.    Inventions and Proprietary Information, Non-Competition. Employee hereby agrees to execute the Company’s Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit A.

8.    Definitions.

1.1.    Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following after the Effective Date (i) Employee’s persistent failure to carry out any material lawful duties of Employee or any lawful directions of the Chief Executive Officer reasonably consistent with Employee’s duties; provided however, that Employee has been given reasonable notice of the specific failure and an opportunity to correct such failure within thirty (30) business days from the date of the notice (ii) Employee’s conviction of or plea of nolo contendere to a felony, which has had or will have a detrimental effect on the Company’s reputation or business, (iii) Employee engaging in an act of gross negligence or willful misconduct in the performance of his employment obligations and duties, (iv) Employee’s commission of an act of fraud against the Company or willful misappropriation of property belonging to the Company; (v) Employee engaging in any other willful misconduct that has caused or will cause martial harm to the Company’s reputation or business; or (vi) Employee’s material breach of the Proprietary Information Inventions Assignment and Noncompete Agreement. No act or failure to act will be considered ‘willful’ unless Employee has acted or failed to act, with a lack of good faith and with a lack of reasonable belief that Employee’s action or failure to act was in the best interest of the Company or any of its affiliates.

1.2.    Disability. For purposes of this Agreement “Disability” shall have that meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.3.    Good Reason. For purposes of this Agreement, “Good Reason” means any of the following actions that have been taken by the Company without Employee s written consent, provided that (a) the Company receives, within ninety (90) days following Employee’s knowledge of the occurrence of any of the conditions or events set forth in clauses(i) through (v) below, written notice from Employee specifying the specific basis for Employee s belief that Employee is entitled to terminate employment for Good Reason (b) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Employee terminates employment within thirty (30) days following expiration of such cure period:

(i)     a material change, adverse to Employee, in Employee’s position titles, offices, reporting relationship or duties;

(ii)    an assignment of any duties to Employee that are inconsistent with any positions or offices held under this Agreement;

(iii)    a decrease in Employee’s then current annual Base Salary other than a cumulative reduction of less than ten percent (10%) in connection with a general decrease in the salary of all other executive officers.

(iv)    the relocation of Employee’s primary work location to a facility or a location that is more than fifty (50) miles outside Boston, Massachusetts; or

(v)    the Company’s material breach of this Agreement.

9.    Effect of Separation from Service. For purposes of this Agreement no payment will be made to Employee upon termination of Employees employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-l(h) of the regulations promulgated thereunder.

1.1.    Separation for Cause, Death, Disability or Voluntary Separation from Service. In the event of Employee’s separation from service from the Company for Cause or in the event of Employees death, Disability or voluntary separation from service at any time and for any reason, Employee or his estate will be paid only (i ) any earned but unpaid Base Salary (ii) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Employee participates (including accrued vacation earned through his separation from service), and (iii) reimbursement for all reason - able and necessary expenses incurred by Employee in connection with his performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such separation from service (the “Accrued Compensation”). In the event of Employee’s death or Disability, any unvested stock option held by Employee shall be accelerated in vesting in an amount equal to (i) twenty five percent (25%) plus (ii) five percent (5%) for each year of service to the Comp any of the total number of shares covered by the option. Employee or his estate will be allowed to exercise his vested stock options to purchase the Company’s common stock if any during the time period set forth in, and in accordance with, the Company’s 2018 Equity Incentive Plan and governing stock option agreements.

1.2.    Separation from Service without Cause or for Good Reason. In the event of Employees separation from service from the Company without Cause or for Good Reason, and provided that Employee delvers to the Company a signed general release agreement in favor of the Company which shall contain provisions that are reasonable and customary for such agreements and shall not contain any post-employment restrictive covenants, and satisfies all conditions to make the Release effective within sixty (60) days following Employee’s separation from service, then, in addition to the Accrued Compensation Employee shall be entitled to the following:

(a) Lump sum payment equal to twelve (12) months (the “Severance Period”) of the Employee’s then current Base Salary payable on the sixty-first (61st) day following the date of Employees separation from service.

(b)    Lump sum payment for Target Annual Bonus payable on the sixty-first (61st) day following the date of Employee’s separation from service;

(c)    Provided Employee timely elects to continue health coverage under COBRA reimbursement for any monthly COBRA premium payments made by Employee for Employee and his eligible dependents during the Severance Period;

(d)    Notwithstanding the provisions of Section 5, all unvested and earned equity awards held by Employee at the time of such separation from service shall accelerate in vesting and, as applicable become fully exercisable and all stock options will remain exercisable thereafter in accordance with the terms of the applicable award agreement.

1.3.    Parachute Payments. In the event that any payments or benefits provided for in this Agreement or otherwise payable to Employee (collectively the “Payments”) (i) constitute “parachute payments” within the meaning of Section 2800 of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code then the Payments shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of the Payments being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction to the Payments required under this Section shall be made by the Company in its reasonable discretion in the following order and in a manner intended to comply with Section 409A of the Code (as determined by the Company): (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.2800 -1 Q&A 24(a) will be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.2800 -1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.2800-1, Q&A 24), will next be reduced; (iii) payments that are pay - able in cash that are valued at less than full value under Treasury Regulation Section 1.2800-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.2800-1, Q&A 24 with, the highest values reduced first (as such values are determined under Treasury Regulation Section 1.2800 -1 Q&A 24), will next be reduced and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) hereof will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) of the immediately preceding sentence will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A of the Code as deferred compensation. Unless the Company and Employee otherwise agree in writing, any determinations required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determinations shall be conclusive and binding upon Employee and the Company for all purposes. The Company shall cause the Accountants to provide its determinations and any supporting calculations with respect to Employee to the Company and Employee. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

10.    Miscellaneous.

1.1.    Arbitration. Employee and the Company agree to submit to mandatory binding arbitration, in New York, New York any and all claims arising out of or related to this Agreement and Employee’s employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. EMPLOYEE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This Agreement to arbitrate does not restrict Employee’s right to file administrative claims Employee may bring before any government agency where, as a matter of law, the parties may not restrict Employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, Employee and the Company agree that, to the fullest extent permitted by law arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator in accordance with the JAMS employment arbitration rules then in effect. The arbitrator shall issue a written decision that contains the essential: findings and conclusions on which the decision is based.

1.2.    Indemnification. The Company shall indemnify Employee with respect to activities in connection with his employment hereunder to the fullest extent provided in the Company’s bylaws. Employee will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time, and, in addition, Employee will enter into the form of indemnification agreement provided to other similarly situated executive officers and directors of the Company.

1.3.    Section 409A. To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement or welder any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company or (ii) the date of Employee’s death following such separation from service; provided however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest). Any termination of Employee’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-l. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-I (b)(4) (as a “short-term deferral”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

1.4.    Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be in valid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability, and agree that all other provisions in this Agreement shall continue in full force and effect.

1.5.    No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

1.6.    Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights together with its obligations hereunder to any purchaser of all or substantially all of its business and assets, provided however, that any such assignee assumes the Company’s obligations hereunder.

1.7.    Withholding. All sums payable to Employee hereunder shall be in United States Dollars and shall be reduced by all federal state, local and other withholding and similar taxes and payments required by applicable law.

1.8.    Entire Agreement. This Agreement (and the exhibit(s) hereto) constitutes the entire and only agreement and understanding between the parties relating to Employee’s employment with Company. This Agreement supersedes and cancels any and all previous contracts arrangements or understandings with respect to Employee’s employment.

1.9.    Amendment. The parties understand and agree that this Agreement may not be amended, modified or waived, in whole or in part, except in a writing executed by Employee and the Company.

1.10.    Notices. All notices i f any, and all other communications if any required or permitted under this Agreement shall be in writing and hand delivered, sent via facsimile, sent by registered first class mail, postage pre-paid or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent via facsimile, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	ViraCyte Inc.
2925 Richmond Ave, Suite 1274
Houston, Texas 77098
Attention: Chairman Board Compensation Committee

With a copy to:	Pillsbury Winthrop Shaw Pittman LLP
909 Fannin, Suite 2000
Houston, Texas 77010
Attn: Andrew L. Strong

If to Employee:	The last address on file in the Company s records.

1.11.    Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties here to.

1.12.    Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to be an original but all of which taken together constitute one and the same agreement.

1.13.    Governing Law. This Agreement and the rights and obligations of the par-ties hereto shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws.

1.14.    Attorneys’ Fees. In the event of any claim, demand or suit arising out of or with respect to this Agreement the prevailing party shall be entitled to reasonable costs and attorneys’ fees, including any such costs and fees upon appeal.

IN WITNESS WHEREOF the Company and Employee have executed this Agreement as of the date first above written.

VIRACYTE, INC.

/s/ David Hallal		/s/ Agustin Melian

Name:	David Hallal	Name:	Agustin Melian

Its: Chairman and CEO

1

EXHIBIT A

EMPLOYEE INVENTION ASSIGNMENT

AND CONFIDENTIALITY AGREEMENT

1

PROPRIETARY INFORMATION

INVENTION ASSIGNMENT AGREEMENT

As a condition of the employment of Agustin Melian (“Employee”) with ViraCyte, Inc. its subsidiaries affiliates, successors or assigns (together the “Company”), and in consideration of Employee’s engagement in any capacity with the Company and Employee’s receipt of the compensation now and hereafter paid to Employee by the Company, Employee will execute this Proprietary Information and Invention Assignment Agreement (this “Agreement”), and agrees to the following:

1.	Proprietary Information.

(a)     Company Information. Employee agrees at all times during the term of Employee’s employment and thereafter, to hold in strictest confidence and not to use, except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Proprietary Information of the Company, except under a nondisclosure agreement duly authorized and executed by the Comp any. Employee understands that “Proprietary Information” means any non-public information regarding or relating to the Company or its products including: (1) the actual or anticipated business or research and development of the Company technical data, trade secrets or know-how, including, but not limited to, research product plans or other information regarding the Company’s products or services and markets therefore (2) research, clinical or other trials, developments, inventions, processes, formulas, technology, designs, drawings, engineering, software, hardware configuration information, marketing, finances or other business information; (3) customer lists and customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the term of Employee’s employment); (4) the identity skills and compensation of employees, consultants or contractors; (5) policies and procedures of the Company; (6) anything related to Company Inventions (as defined herein) and (7) Third Party Information (as defined herein). Employee further understands that Proprietary Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of the Employee or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section l 833(b), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a laws suit or other proceeding if such filing is made under seal. In addition notwithstanding the foregoing, Employee shall not be prohibited from disclosing Proprietary Information to a government agency as a whistleblower.

(b)    Third Party Information. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes (“Third Party Information”). Employee agrees to hold all Third Party Information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party.

2.	Inventions.

(a)    Inventions Retained and Licensed. Employee has attached hereto, as Exhibit I, a list describing all inventions original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to Employee’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Employee which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior In vent ions. If in the course of Employee’s employment with the Company Employee incorporates into a Company product, process or service a Prior Invention owned by Employee or in which Employee has an interest Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual worldwide license to make, have made modify use and sell such Prior Invention as part of or in connection with such product, process or service and to practice any method related thereto.

(b)    Assignment of Inventions. Employee agrees that Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign (or, for future inventions agree to assign) to the Company, or its designee, all Employee’s right, title, and interest in and to any and all inventions original works of authorship, writings, developments, concepts, improvements, designs, discoveries, ideas processes formulas, data, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice within the scope of Employee’s employment or cause to be conceived or developed or reduced to practice, during the period of time Employee is employed by the Company (collectively referred to as “Inventions”) except as provided in Section 3(f) below. Employee agrees that Company will exclusively own all work product that is made by Employee (solely or jointly with others) within the scope of Employee’s employment. Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee understands and agrees that the decision whether or not to commercialize or market any Invention developed by Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Invention. Employee acknowledges and agrees that nothing in this Agreement shall be deemed to grant by implication estoppel or otherwise, a license from the Company to me to make use, license or transfer in any way an existing or future Invention.

(c)    Inventions Assigned to the United States. Employee agrees 10 assign to the United States government all Employee’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)    Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of Employee’s employment with the Company. The records will be in the form of notes, sketches drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e)    Patent and Copyright Registrations. Employee agrees to assist the Company, or its designee, at the Company’s expense in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Employee s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employees behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

3.

Former Employer Information. Employee agrees that Employee will not, during Employee’s employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that Employee will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer person or entity. Employee further agrees that Employee will not in-corporate into any Invention any Proprietary Information or trade secrets of any former employer or other person or entity.

4.

Conflicting Employment. Subject to the forgoing, Employee agrees that, during the term of Employee’s employment with the Company Employee will not engage in any other employment occupation or consulting directly related to the Company’s business, nor will Employee engage in any other activities that conflict with Employees obligations to the Company.

5.

Returning Company Documents. Employee agrees that, at the time of leaving the Company, Employee will promptly deliver to the Company (and will not keep on a computer or otherwise in Employee’s possession, recreate or deliver to anyone else) any and all documents, records, data notes, reports, proposals lists, correspondence, specifications drawings blueprints sketches, materials devices equipment other property or reproductions of any aforementioned items developed by Employee pursuant to Employee’s employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 2(d). In the event of the termination of Employee’s employment, Employee agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit 2.

6.

Representations. Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Employee represents that Employee’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employees employment by the Company. Employee hereby represents and warrants that Employee has not entered into, and Employee will not enter into, any oral or written agreement in conflict herewith.

7.	General Provisions.

1.15. Governing Law; Arbitration. This Agreement will be governed by the laws of the Commonwealth of Massachusetts. Employee and the Company agree to submit to mandatory binding arbitration in New York, New York any and all claims arising out of or related to this Agreement, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary confidential or trade secret information. EMPLOYEE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. The arbitration shall be conducted through JAMS before a single neutral arbitrator in accordance with the JAMS employment arbitration rules then in effect. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

(a)     Entire Agreement. This Agreement, along with any application Employee has submitted to the Company if any, and any executed Employment Agreement Employee has with the Company, if any, sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to any representations made during Employee’s interview(s), whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement will be effective unless in writing signed by the President of the Company and Employee. Any subsequent change or changes in Employee’s duties or compensation will not affect the validity or scope of this Agreement.

(b)    Severability.    If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(c)    Successors and Assigns. This Agreement will be binding upon Employees heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(d)    Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the party’s last known address. Such notice shall be deemed given upon personal delivery to the last known address or if sent by certified or registered mail three days after the date of mailing.

(e)    Survival. The provisions of this Agreement shall survive the termination of Employee’s employment for any reason and assignment of this Agreement by the Company to any successor in interest or other assignee.

(f)    Headings. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof

Employee has read this Proprietary Information, And Invention Assignment Agreement and understand its terms. Employee has completely filled out Exhibit 1 to this Agreement relating to Prior Inventions.

This agreement shall be effective as of the date of Employees execution of this this Proprietary Information, And Invention Assignment Agreement.

Employee understands that this agreement affects Employee’s rights to Inventions that Employee makes during Employee’s employment with the Company, restricts Employee’s rights to disclose or use Proprietary Information and Third Party Information or subsequent to Employee’s period of employment, and prohibits Employee from competing with the Company and from soliciting Company employees and Business Partners for one year after Employee’s employment is terminated for any reason.

Employee

Signature: /s/ Agustin Melian

ACCEPTED AND AGREED TO:

ViraCyte, Inc.

Signature: /s/ David Hallal

Name: David Hallal

Title: Chairman and CEO

Date: March 21, 2019

EXHIBIT 1

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

☒ No inventions or improvements

☐ Additional Sheets Attached

Signature of Employee:              /s/Agustin Melian

Print Name of Employee: Agustin Melian

Date:                March 21, 2019

EXHIBIT 2

TERMINATION CERTIFICATION

This is to certify that Employee does not have on a computer or otherwise in Employee’s possession, nor has Employee failed to return, any documents, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, devices, equipment, or other property, or reproductions of any aforementioned items belonging to ViracCyte, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

Employee further certify that Employee has complied with all the terms of the Company’s Restrictive Covenants Agreement signed by Employee, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by Employee (solely or jointly with others) covered by that agreement.

Employee further agrees that, in compliance with the Restrictive Covenants Agreement, Employee will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

Employee further agrees that, for the applicable periods and as otherwise set forth in Restrictive Covenants Agreement, Employee will honor the restrictions on Employee’s activities (directly or indirectly) as set forth therein.

Date:

Agustin Melian